FOR IMMEDIATE RELEASE Castle Brands Inc. 570 Lexington Avenue New York, NY 10022 646-356-0200 www.castlebrandsinc.com
Investor Relations Contact: ICR Kathleen Heaney/Jennifer Milan (203) 803-3585/(203) 247-7275 ir@castlebrandsinc.com

Castle Brands Revises Fiscal 2008 Case Sales Outlook

NEW YORK, NY, February 4, 2008. Castle Brands Inc. (AMEX:ROX), an emerging international importer and marketer of premium spirits, today announced revised case sales outlook for fiscal 2008. For the fiscal year 2008, management now anticipates total case sales to be in the range of 320,000 to 325,000, down from its earlier estimates of 375,000 to 380,000. Projected case sales for fiscal 2008 represent an approximate 2% - 3% increase over the 314,644 total case sales recorded for the full year fiscal 2007. International case sales volume estimates are being impacted primarily by the Company’s transition to new distributors as well as the timing of reorders, which is due in part to certain events such as price increases and the relaunch of Boru.

Don Marsh, the Company’s President and Chief Operating Officer, commented, “The relaunch of Boru in both the U.S. and Europe continues to be a success for us and we believe that the collective positive response from consumers and the trade, including recent packaging and advertising awards, indicates significant potential for future growth of the brand. Additionally, demand for our other brands whiskey remains robust, and we are well positioned to capitalize on that demand with an aggressive and integrated marketing and sales effort.”

Mr. Marsh further added, “U.S. sales continue to grow, reflecting our intense focus on expanding Castle Brand’s presence in its core domestic growth markets. Although sales to distributors are down approximately 15% from our prior estimates, the growth rate of our brands over the first nine months of the current fiscal year, as measured by the reported depletions,1 is approximately 36%, led by a nearly 58% growth in depletions of Boru over the comparable period of the last fiscal year. Our overall shipments in the third quarter Fiscal 2008 were slower than anticipated due to a number of factors, primarily including changes in distributorship in key international markets, the implementation of which has taken longer than planned. However, the United States once again showed strong growth on a depletion basis, finishing up approximately 35% in Q3. Castle Brands continues to make advancements in positioning the Company’s products within the premium segments of the spirits industry.”

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within four growing categories of the spirits industry: vodka, rum, whiskey and liqueurs. Castle Brands’ portfolio includes Boru® Vodka, Gosling’s Rum®, Sea Wynde® Rum, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s™ and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Pallini® Limoncello™, Raspicello™ and Peachcello™ and Brady’s® Irish Cream.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions, in this press release to identify forward looking statements. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2007 filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events

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1 Depletions are shipments from wholesale distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

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